Exhibit 5.1

[Letterhead of Arnold & Porter LLP]

June 26, 2012

TigerLogic Corporation
25A Technology Drive, Suite 100
Irvine, CA 92618

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing on or about June 26, 2012 by TigerLogic Corporation, a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to an additional 845,504 shares of Common Stock, par value $0.10, of the Company (the “Shares”), issuable pursuant to its 2009 Equity Incentive Plan (the “Plan”). In connection with this opinion, we have examined copies or originals of the following documents:

1.    The Registration Statement and related prospectus;

2.    The Plan;

3.    The Company's Amended and Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on November 29, 2005;

4.    The Company's Amended and Restated Bylaws, dated November 7, 2007;

5.    Certain resolutions of the Company's Board of Directors dated January 13, 2009, March 30, 2010, February 24, 2011and March 15, 2012 relating to the Plan;

6.    The Company's Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 filed with the Commission on January 23, 2009 and the voting results for the 2009 Annual Meeting of Stockholders as reported in the Company's Annual Report on Form 10-K filed with the SEC on June 24, 2009;

7.    A specimen stock certificate for the Common Stock of the Company; and

8.    A certificate of an officer of the Company and a certificate of the Company's transfer agent, each dated on or around the date hereof.

In rendering the opinion set forth below, we have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents and that all corporate records of the Company provided to us for review and all public records obtained by us are accurate and complete. We have further assumed the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the enforceability or effectiveness thereof.

As to matters of fact material to our opinion, we have relied solely upon our review of the documents referred to in the foregoing paragraph. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters or assumptions. In rendering this opinion, we have considered only the Delaware General Corporation Law, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and express no opinion with respect to choice of law or conflicts of law. We express no opinion whatsoever as to the compliance or noncompliance by any person with antifraud or information delivery provisions of state or federal laws, rules and regulations, and no inference regarding such compliance or noncompliance may be drawn from any opinion in this letter.

In addition, we have assumed that, at the time of the issuance of the Shares: (A) all of the terms and conditions for such issuance set forth in the Plan and any related agreements will have been fully satisfied, waived or discharged; (B) a sufficient number of shares of Common Stock will have been authorized and will be reserved or otherwise available for issuance; (C) applicable law, including its interpretation, will have remained unchanged from the law in effect as of the date of this letter and (D) the cash consideration payable in connection with the issuance and sale of the Shares will not be less than the par value of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold, issued and delivered in accordance with the Plan and the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable.

Notwithstanding anything in this letter to the contrary, the opinion set forth above is given only as of the date hereof. We disclaim any obligation to update any opinion or statement rendered herein and express no opinion or comment as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.
  This letter is rendered solely for your benefit in connection with the Registration Statement and the issuance and sale of the Shares thereunder and may not be relied upon by any other party. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very Truly Yours,

Arnold & Porter LLP
By:	/s/ Julia Vax
Julia Vax, on behalf of the firm